Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Names Matthew Garth as CFO

MARYSVILLE, Ohio, November 14, 2022 -- The Scotts Miracle-Gro Company (NYSE: SMG), the world’s largest marketer of branded consumer lawn and garden products as well as indoor and hydroponic growing products, announced today that Matthew Garth has been named executive vice president and chief financial officer, effective December 1, 2022.

Garth brings more than 25 years of financial experience to ScottsMiracle-Gro, having led a full complement of functions in both corporate and operating finance, from treasury and investor relations to financial planning and analysis, among others. Most recently, he was chief financial officer and senior vice president of treasury and finance for Minerals Technologies, Inc. (NYSE: MTX). He previously held senior financial positions with Alcoa, Inc.

"Matt displays an impressive combination of financial acumen and high performance, making him an invaluable addition to our executive team," said Jim Hagedorn, chairman and CEO of ScottsMiracle-Gro. "He has led all aspects of the core finance function and has successfully provided financial leadership in challenging times. Just as importantly, he is an action-oriented partner to the operations side of the business, giving me confidence that he will quickly make a positive impact as we further rightsize our cost structure and improve our financial performance.

"Matt’s tenure in his previous leadership roles was appealing, as it signaled his willingness not only to take full responsibility for achieving results over the long term but also to operate effectively through wide-ranging situations."

Garth will succeed David Evans, a member of the ScottsMiracle-Gro Board of Directors, who was named interim CFO on August 30, 2022, and will continue in that role until Garth joins the Company. Evans will remain as a close advisor to Garth through the calendar year to ensure a smooth transition.

"I want to thank Dave Evans for his strong leadership during a critical time for our Company," Hagedorn said. "The entire organization has benefited from his deep experience as a highly accomplished and respected financial operator."

Evans, who participated in the search process for a new CFO, said, "I’m impressed with Matt’s credentials and enthusiasm. Throughout his career, he has excelled as a financial leader whose contributions have led to growth and shareholder value."

At Minerals Technologies, Garth had global responsibility for finance, tax, treasury, audit, investor relations, information technology and shared service functions. With Alcoa, he was promoted to positions with increasing responsibility, including CFO of two multi-billion dollar businesses and roles involving corporate finance, treasury, financial planning and analysis, investor relations, strategic planning, risk management and shareholder value creation. He holds a bachelor of science in accounting from the University of Delaware and an MBA from Columbia University.

"I look forward to joining ScottsMiracle-Gro and working closely with the team to navigate near-term challenges and to position the Company for financial strength and long-term value creation," Garth said.

About ScottsMiracle-Gro
With approximately $3.9 billion in sales, the Company is one of the world’s largest marketers of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

For investor inquiries:
Aimee DeLuca
Sr. Vice President
Investor Relations
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
Corporate Affairs
(937) 644-7044